EXHIBIT 23

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-131880 on Form S-8 of our report, dated April 13, 2009, relating to the financial statements of Brainstorm Cell Therapeutics Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the going concern uncertainty and the breach of research and development agreement with Ramot) appearing in this Annual Report on Form 10-K of Brainstorm Cell Therapeutics Inc. for the year ended December 31, 2008.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants,
A member firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel
April 13, 2009